                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             BOARDWALK CASINO, INC.
                             ----------------------
                                (Name of Issuer)


                          $.001 PAR VALUE COMMON STOCK
                          ----------------------------
                         (Title of Class of Securities)


                                  096612 10 6
                                  -----------
                                 (CUSIP Number)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 4 Pages
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CUSIP No. 096612 10 6                13G                      Page 2 of 4 Pages



--------------------------------------------------------------------------------
(1) Name of Reporting Person, S.S. or I.R.S. Identification Nos. of Above Person

Norbert W. Jansen and Avis Jansen, Trustees U/A/D 07/14/93
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  / /
(b)  / /


--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

USA
--------------------------------------------------------------------------------
Number of Shares Beneficially    (5) Sole Voting Power          2,750,000
Owned by Each Reporting          -----------------------------------------------
Person With                      (6) Shared Voting Power
                                 -----------------------------------------------
                                 (7) Sole Dispositive Power     2,750,000
                                 -----------------------------------------------
                                 (8) Shared Dispositive Power

--------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person

2,750,000
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

38.3
--------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------
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                                                               Page 3 of 4 Pages

ITEM 1(A). NAME OF ISSUER:  Boardwalk Casino, Inc.

      (B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      3750 Las Vegas Boulevard South
                      Las Vegas, Nevada 89109

ITEM 2(A). NAME OF PERSON FILING: Norbert W. Jansen and Avis Jansen, Trustees
           U/A/D 07/14/93

      (B). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                      3750 Las Vegas Boulevard South
                      Las Vegas, Nevada 89109

      (C). CITIZENSHIP:  U.S.A.

      (D). TITLE OF CLASS OF SECURITIES:  Common Stock, $.001 par value

      (E). CUSIP NUMBER:  096612 10 6

ITEM 3.    RULES 13D-1(B) OR 13D-2(B):  Not applicable.

ITEM 4.    OWNERSHIP:

      (A)  AMOUNT BENEFICIALLY OWNED:  2,750,000 shares

      (B)  PERCENT OF CLASS:  38.3%

      (C) Norbert W. Jansen and Avis Jansen, Trustees U/A/D 07/14/93 (the "Trust") has sole power to vote and to dispose of the shares.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:  Not applicable.

ITEM 10.   CERTIFICATION:  Not applicable.

                                                               Page 4 of 4 Pages

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 10, 1996
-----------------------------------------------------------------------
Date

/s/ NORBERT W. JANSEN
----------------------------------------------------------------
Signature

Norbert W. Jansen, Co-Trustee,
Norbert W. Jansen and Avis Jansen, Trustees U/A/D 07/14/93
----------------------------------------------------------
Name/Title